                                                               EXHIBIT (2)(g)(1)

                            FUND INVESTMENT AGREEMENT

     THIS FUND INVESTMENT AGREEMENT ("Agreement") is dated as of June 1, 1997 by and between MORGAN STANLEY ASSET MANAGEMENT INC. (the "Manager"), a Delaware
corporation, with its principal office located at 1221 Avenue of the Americas,
New York, New York 10020 and THE THAI FUND, INC. (the "Fund"), a Maryland
corporation, with its principal office located at c/o Morgan Stanley Asset
Management, Inc., 1221 Avenue of the Americas, New York, New York 10020.

                                   WITNESSETH:

     WHEREAS, the Manager has experience and expertise in the management of assets, securities trading and investment research; and

     WHEREAS, the Manager and the Fund desire that the Manager render investment management services to the Fund, on the terms and conditions hereinafter set forth.

NOW THEREFORE, the parties hereto agree as follows:

     1. Definitions

     1.1 "Board of Directors" means the Board of Directors of the Fund.

     1.2 "Initial Fund Investment Date" shall have the meaning ascribed thereto in Section 2.5.

     1.3 "Investment Company Act" means the U.S. Investment Company Act of 1940, as amended.

     1.4 "Investment Contract" means the agreement dated as of the date first written above between the Fund and the Thai Manager.

     2. Services to be rendered by the Manager

     2.1 The Manager hereby undertakes and agrees, upon the terms and conditions herein set forth, to, make investment decisions for the Fund, to prepare and make available to the Fund research and statistical data in connection therewith, and to supervise the acquisition and disposition of securities by the
Fund, including the selection of brokers or dealers to carry out the transactions, all in accordance with the Fund's investment objectives and policies and in accordance with guidelines and directions from the Fund's Board of Directors.

     2.2 The Manager hereby further undertakes and agrees (i) to assist the Fund as it may reasonably request in the conduct of its business, subject to the direction and control of the Board of Directors; (ii) to maintain or cause to be maintained for the Fund all books and records required under the Investment Fund
Act to the extent that such books and records are not maintained or furnished by the administrator, custodian or other agents of the Fund; (iii) to furnish at the Manager's expense for the use of the Fund such office space and facilities as the Fund may require for its reasonable needs in the City of New York, and to furnish at the Manager's expense clerical services in the United States related to research, statistical and investment work; and (iv) to pay the reasonable salaries, fees and expenses of such of the Fund's officers and employees
(including the Fund's share of U.S. payroll taxes) and any fees and expenses of such of the Fund's directors as are directors, officers or employees of the Manager; provided, however, that the Fund, and not the Manager, shall bear travel expenses of directors and officers of the Fund who are managing directors, officers or employees of the Manager to the extent that such expenses relate to attendance at meetings of the Board of Directors or any committees thereof.

     2.3 The Manager shall bear all expenses arising out of its duties hereunder but shall not be responsible for any expenses of the Fund other than those specifically allocated to the Manager in paragraphs 2.1, 2.2, 2.3 and 2.4. In particular, but without limiting the generality of the foregoing, the Manager shall not be responsible, except to the extent of the compensation of such of the Fund's employees as are managing directors, officers or employees of the
Manager whose services may be involved, for the following expenses with respect to the Fund: organization expenses of the Fund (including out-of-pocket expenses); fees, dues and expenses incurred by the Fund in connection with membership in investment company organizations; fees and expenses of the Fund's custodians, transfer agents and registrars; payment for portfolio pricing services to a pricing agent, if any; expenses of preparing share and other certificates of the Fund, and other expenses, including but not limited to stamp duties, in connection with the issuance, offering, distribution, sale or underwriting of securities issued by the Fund; expenses of registering or qualifying securities of the Fund for sale; expenses relating to investor and public relations; freight, insurance and other charges in connection with the shipment of the Fund's portfolio securities; brokerage commissions, stamp duties or other costs of acquiring or disposing of any portfolio securities of the
Fund; expenses of preparing and distributing reports and notices to the Fund, the Fund's Board of Directors, the Fund's Administrators, the Manager and the
Fund's stockholders, and expenses of communications among such persons (other than by the Fund's stockholders); expenses of dividends and distributions to the
Fund and the Fund's stockholders; costs of stationery; expenses incurred in preparing and publishing notices; costs of stockholders' and other meetings;
litigation expenses; legal fees and expenses of counsel (United States and
Thailand) to the Fund and, if such counsel are retained by the Fund's directors who are not "interested persons" of the Fund, of such counsel; fees and expenses of independent accountants of the Fund; or expenses relating to the Fund's dividend reinvestment and cash purchase plan.

     2.4 In connection with the rendering of services required under paragraphs
2.1, 2.2 and 2.3 above, the Manager may contract with or consult with such banks, other securities firms or other parties in Thailand or elsewhere as it may deem appropriate to obtain information and advice, including investment recommendations, advice regarding economic factors and trends, advice as to currency exchange matters, and clerical and accounting services and other assistance, but any fee, compensation or expenses to be paid to any such parties shall be paid by the Manager, and no obligation shall be incurred on the Fund's behalf in any such respect.

     2.5 The Fund agrees to pay in United States dollars to the Manager, as full compensation for the services rendered and expenses borne by the Manager hereunder, a monthly fee, payable, except as provided below, on the first New
York business day of each month following the day on which such payment is computed, equal to 1/12 of 0.90% of the value of the average weekly net assets of the Fund up to and including $50 million, plus 1/12 of 0.70% of the value of the next $50 million of the average weekly net assets of the Fund, plus 1/12 of
0.50% of the value of the average weekly net assets of the Fund over $100 million. The weekly net assets of the Funds for a month shall be determined as of the close of business in New York on the last New York Stock Exchange business day of each week where such last business day falls within one month, and be averaged by dividing the total of such weekly net assets by such number of such weeks in such month. Such fee shall be payable and be computed beginning upon the termination of the Investment Contract (the "Initial Fund Investment
Date") until the termination of this Agreement for whatever reason. The fee from the Initial Fund Investment Date to the end of the month during which the
Initial Fund Investment Date occurs shall be pro-rated according to the proportion which such period bears to the full monthly period. Upon termination of this Agreement

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before the end of any month, such fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable on the date of termination of this
Agreement. For the purpose of this Agreement, the net assets of the Fund shall be computed pursuant to the applicable provisions of the Articles of
Incorporation and By-laws of the Fund.

     2.6 Nothing herein shall be construed as prohibiting the Manager from providing investment advisory services to, or entering into investment advisory agreements with, other clients (including other registered investment companies), including clients which may invest in securities of Thai issuers, or from utilizing (in providing such services) information furnished to the Manager by others.

     2.7 The Manager may rely on information reasonably believed by it to be accurate and reliable. Neither the Manager nor its officers, directors, employees, agents or controlling persons as defined in the Investment Company
Act shall be subject to any liability for any act or omission, error of judgment or mistake of law, or for any loss suffered by the Fund, in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence on the part of the Manager in the performance of its duties or by reason of reckless disregard on the part of the Manager of its obligations and duties under this Agreement.
Any person, even though also employed by the Manager, who may be or may become an employee of the Fund and paid by the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of the Manager.

     3. Effective Date and Termination

     3.1 This Agreement shall become effective on the date hereof; shall remain in effect for a period of two years from the date hereof and shall continue in effect thereafter, but only so long as such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the members of the Board of Directors who are not interested persons of the Fund or the
Manager, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Board of Directors or the holders of a majority of the outstanding voting securities of the Fund. This Agreement may nevertheless be terminated at any time, without any penalty, by the Fund's Board of Directors or by vote of holders of a majority of the outstanding voting securities of the Fund, or by the Manager, upon 60 days' written notice delivered or sent by registered mail, postage prepaid, to the other parties hereto, at their respective addresses given above or at any other address of which any shall have notified the others in writing. This Agreement shall automatically be terminated in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all of the Manager's business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of the Manager's business shall not be deemed to be an assignment for purposes of this Agreement. Any notice shall be deemed given when received by the addressee.

     3.2 This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party hereto other than as permitted pursuant to Section 3.1 hereof. It may be amended by mutual agreement, but only after authorization of such amendment by the affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Fund; and (ii) a majority of the members of the Board of Directors who are not interested persons of the
Fund or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

     4. Governing Law

     This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Investment

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Company Act. As used herein, the terms "interested person", "assignment", and
"vote of a majority of the outstanding voting securities' shall have the meanings set forth in the Investment Company Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized, all as of the date first above written.

                                        MORGAN STANLEY ASSET MANAGEMENT INC.

                                        By: /s/ Harold J. Schaaff
                                            ------------------------------------
                                        Name: Harold J. Schaaff
                                        Title: Principal and General Counsel

                                        THE THAI FUND, INC.

                                        By: /s/ Valerie Y. Lewis
                                            ------------------------------------
                                        Name: Valerie Y. Lewis
                                        Title: Secretary

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